Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the CTC Media, Inc. 1992 Stock Option Plan, 1997 Stock Option/Stock Issuance Plan, Options to Purchase 4,508,556 Shares Pursuant to Non-Plan Stock Option Agreements, and Rights to Acquire 6,217,600 Shares Pursuant to a Share Appreciation Rights Agreement, of our report dated March 2, 2006, with respect to the consolidated financial statements of CTC Media, Inc. for the year ended December 31, 2005, included in its Registration Statement on Form S-1 (registration number 333-132228), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLC

Moscow, Russia
February 2, 2007